Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
Stage Stores, Inc.
800-579-2302
(baronson@stagestores.com)

Gary C. Epstein
Chief Marketing Officer
Hilco Global
847-418-2712
(gepstein@hilcoglobal.com)

Stage Stores Announces the Sale of its Steele’s Off-Price Division to the Hilco Global Retail Group

HOUSTON, TX, March 6, 2014 - Stage Stores, Inc. (NYSE: SSI) today announced that it has reached an agreement to sell its Steele’s off-price retail stores (“Steele’s”) to a new retail unit of Hilco Global (www.hilcoglobal.com).

Under the terms of a purchase and sale agreement, Steele’s & Deals, LLC, part of the Hilco Global Retail Group, will acquire the Steele’s retail chain from Stage Stores through a 100% equity purchase. Upon completion of the transaction, Hilco will take over the responsibility for all but one of the remaining Steele’s real estate leases and will also assume control over the Steele’s buying operation located in New York City. The transaction, which is expected to close during the first quarter of 2014, is subject to customary closing conditions.

The Hilco Global Retail Group is buying Steele’s as an ongoing entity. To assist in the transition, Stage Stores, through its operating subsidiary, Specialty Retailers, Inc., will provide certain support services to the ongoing operations of Steele’s for a period of time following the closing of the transaction.

Michael Glazer, President and CEO of Stage Stores, stated, “We are pleased to have reached a deal with Hilco Global to sell Steele’s. This is an ideal next step for the Steele’s retail brand going forward.” Glazer went on to say, “We are proud of how much the Steele’s team has accomplished since we launched this off-price concept in 2011 and I’m grateful to everyone associated with Steele’s for their hard work and tireless efforts.”

Since its launch in 2011, Steele’s has been positioned in the marketplace as an off-price concept for small town America. Stage Stores currently operates 35 Steele’s stores in 7 states, selling brand name family apparel, accessories, shoes and home décor at deep discounts off department store prices.

Michael Keefe, President of Hilco Global and CEO of Hilco Merchant Resources, commented on the transaction, “Our Hilco Global Retail Group has the capability and expertise to enhance Steele’s performance. There are many synergies with our core business which will not only add value to the overall operation, but will also benefit the Steele’s customer by offering at tremendous value, unique products and branded goods in each of the local communities being served.”

About Stage Stores: Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. In addition to its 35 Steele’s stores, the Company operates 848 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

About Hilco Global: Hilco Global www.hilcoglobal.com is the world’s preeminent authority on helping businesses to maximize the value of their assets. Hilco Global is considered a world class company, having earned this reputation after decades of providing strategic solutions and financial results for healthy and distressed companies including working to reinvigorate going concern retail operations and established growth oriented businesses. Hilco Global has built a comprehensive retail practice that delivers a full complement of asset valuation, asset monetization, and advisory solutions. These Hilco companies provide a range of integrated services including valuation; acquisition and disposition; private equity investment; and, advisory-consultative solutions. Leveraging a team of retail experts, Hilco focuses on creating and implementing retail strategies and operational changes that bring practical, real value to increase profitability.

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